EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 130 to Registration Statement No. 2-22019 on Form N-1A of our report dated November 21, 2011, relating to the financial statements and financial highlights of the Eaton Vance Atlanta Capital Horizon Growth Fund appearing in the Annual Report on Form N-CSR of the Eaton Vance Mutual Funds Trust for the period ended September 30, 2011, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 26, 2012